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Exhibit 10.11

                               SEVERANCE AGREEMENT

     THIS SEVERANCE AGREEMENT ("Agreement") is dated as of December 5, 2005 and is by and between Vermont Pure Holdings, Ltd., a Delaware corporation having an office located at 1050 Buckingham Street, Watertown, Connecticut 06795 ("Company"), and Timothy G. Fallon, an individual, with an address at 411 Sarles Street, Mt. Kisco, New York 10549 ("Fallon").

                                    RECITALS

     Effective November 1, 2005, Fallon voluntarily resigned from the Company after serving for many years as its Chief Executive Officer, among other positions. In recognition of his significant contributions to the Company, and in return for his promises and agreements in this Agreement, the Company desires to compensate Fallon as set forth below. In return for such compensation, Fallon desires to carry out such promises and agreements.

     ACCORDINGLY, in consideration of the foregoing and of the mutual agreements and undertakings set forth herein, the Company and Fallon agree as follows:

SECTION 1. SEVERANCE.

1.1. Provided that Fallon is not in breach of this Agreement, the Company shall pay to Fallon the following severance payments: (i) a payment of $50,000.00 on May 1, 2006, (ii) seventeen (17) monthly payments of $8,333.33 commencing June 1, 2006 and ending October 1, 2007, and (ii) a final payment of $8,333.39 on November 1, 2007, for a total of $200,000.00.

SECTION 2. CONSULTING AND LITIGATION SERVICES.

2.1. "Consulting Services" shall mean such advice, consultation and other assistance and services respecting the general business of the Company as the Company may reasonably request from Fallon from time to time.

2.2.1. "Litigation Services" shall mean such assistance with respect to the prosecution and defense of the litigation known as Vermont Pure Holdings, Ltd.
v. Nestle Waters North America, Inc., United States District Court (D. Mass.), Civil Action No. 03-11465-DPW (the "Nestle Litigation"), as further provided in
Section 4 of this Agreement, as the Company and/or its counsel may reasonably request from Fallon from time to time.

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SECTION 3. ENGAGEMENT TO PROVIDE CONSULTING SERVICES.

3.1. The Company hereby retains Fallon to render Consulting Services to it, and Fallon hereby agrees to render Consulting Services to the Company, for a period of two years, all in accordance with and subject to the terms and provisions of this Agreement. Fallon agrees to use commercially reasonable efforts to complete and achieve all such services, in a time and manner consistent with the need for those services. Nothing in this Agreement shall prevent, limit or restrict Fallon from entering into employment or consulting agreements with, or otherwise providing services as an employee or providing consulting services to, any other person or entity; provided, however, that Fallon shall not provide services as an employee or consulting services, in any form, to a third party in violation of Section 4.4 of the Employment Agreement dated as of January 1, 2005 by and between the Company and Fallon (the "Fallon Employment Agreement"), as amended by Section 8 of this Agreement or as may be further amended from time to time.

3.2. Fallon shall render Consulting Services at such times and places as the Company may reasonably request. Recognizing that Fallon intends to be engaged in full-time employment with another company, Company personnel will endeavor to utilize telephone, e-mail and internet services to communicate with Fallon when that is practicable.

SECTION 4. ENGAGEMENT TO PROVIDE LITIGATION SERVICES.

4.1. The Company hereby retains Fallon to render Litigation Services to it, and Fallon agrees to render Litigation Services to the Company, until the Litigation Termination Date (as hereinafter defined), all in accordance with and subject to the terms and provisions of this Agreement. Until the entry of a final, non-appealable order or judgment in the Nestle Litigation (including any court proceedings related to the Nestle Litigation that may be filed subsequently) (the "Litigation Termination Date"), Fallon will cooperate fully with the Company and/or its counsel in the prosecution or defense of the Nestle Litigation and in any such related court proceedings. Fallon's full cooperation in connection with such matters will include, but not be limited to, meeting and consulting with counsel to assist with the development of the case and to prepare for discovery or trial, and acting as a witness on behalf of the Company. Until the Litigation Termination Date, Fallon will also cooperate fully with the Company and/or its counsel in connection with any investigation or review of any federal, state or local regulatory authority respecting the Nestle Litigation.

4.2. Fallon shall render Litigation Services at such times and places as the Company may reasonably request. Recognizing that Fallon intends to be engaged in full-time employment with another company, Company personnel and counsel will endeavor to utilize telephone, e-mail and internet services to communicate with Fallon when that is practicable. Fallon understands and agrees that his compensation under this Agreement is the only payment he will receive for time (but not out-of-pocket expenses, which will be reimbursed to him as provided in this Agreement) he may spend in connection with the activities referred to in
Section 4.1, regardless of the duration of the Nestle Litigation.

SECTION 5. CONFIDENTIAL INFORMATION; RETURN OF PROPERTY; ENFORCEMENT.

5.1 Fallon acknowledges that:

     (a) Fallon has obtained, and during his services as provided in this Agreement will obtain, secret and confidential information concerning the business of the Company and its affiliates,

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including, without limitation, customer lists and sources of supply, their needs and requirements, the nature and extent of contracts with them, and related cost, price and sales information.

     (b) The Company and its affiliates will suffer substantial and irreparable damage which will be difficult to compute if, during his services as provided herein or thereafter, Fallon should divulge secret and confidential information relating to the business of the Company and its affiliates heretofore or hereafter acquired by him.

     (c) The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company and its affiliates.

5.2 Fallon agrees that he will not at any time, either during his services hereunder or at any time thereafter, divulge to any person, firm or corporation any information obtained or learned by him during the course of providing services to the Company, with regard to the operational, financial, business or other affairs of the Company and its affiliates, and their respective officers and directors, including, without limitation, trade secrets, customer lists, sources of supply, pricing policies, operational methods or technical processes, except (i) with the express written consent of the Company; (ii) to the extent that any such information is lawfully in the public domain other than as a result of Fallon's breach of any of his obligations hereunder; or (iii) where required to be disclosed by court order, subpoena or other government process. In the event that Fallon shall be required to make any disclosure pursuant to the provisions of clause (iii) of the preceding sentence, Fallon promptly, but in no event more than 48 hours after learning of such subpoena, court order, or other government process, shall notify the Company, by personal delivery or by fax, confirmed by mail, to the Company and, if the Company so elects and at the Company's expense, Fallon shall (x) take all reasonably necessary steps requested by the Company to defend against the enforcement of such subpoena, court order or other government process, and (y) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

5.3 At any time the Company may so request, Fallon will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of the Company and its affiliates and all property associated therewith, which he may then possess or have under this control.

5.4 If Fallon commits a breach, or threatens to commit a breach, of any of the provisions of this Section 5, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by any court having jurisdiction over the matter, it being acknowledged and agreed by Fallon that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity.

5.5 If any provision of this Section 5 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

SECTION 6. COMPENSATION AND REIMBURSEMENT.

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6.1. As full compensation for providing Consulting Services and Litigation
Services to the Company, provided that Fallon is not in breach of this Agreement, the Company shall pay Fallon a total of $50,000.00 on May 1, 2006.

6.2. The Company shall reimburse Fallon for his reasonable out-of-pocket expenses for travel, lodging and meals, approved in advance by the Company and incurred by Fallon incident to his providing Consulting Services and Litigation Services hereunder. Within ten (10) days following the date on which he incurs any reimbursable expense in accordance with this Section, Fallon will furnish the Company with a written statement and all receipts and vouchers documenting such expenses incurred, in a form, and accompanied by such documentation, as may be reasonably satisfactory to the Company. The Company shall promptly reimburse Fallon after receipt of any such statement of expenses.

6.3 Anything in this Agreement to the contrary notwithstanding, if the Company requests Consulting Services prior to the second anniversary of this Agreement or Litigation Services prior to the Litigation Termination Date, and Fallon willfully or intentionally fails or refuses to provide such Consulting or Litigation Services, then (i) Fallon shall be liable to the Company for the return of all amounts paid to Fallon under Section 6.1 of this Agreement and
(ii) Fallon shall have no right to any amounts that are not yet due and payable to him under Section 1.1 of this Agreement at the time of such failure or refusal, which unpaid amounts shall be forfeited. The parties agree that the remedy in the first sentence of this Section 6.3 shall constitute liquidated damages to the Company for the failure or refusal described in that sentence and shall not constitute a penalty. The recovery of such amounts by the Company shall not affect the liability of Fallon to legal process in connection with the Nestle Litigation or otherwise, nor shall it affect any other claim the Company may have against Fallon for breach of this Agreement or any other agreement.

SECTION 7. INDEPENDENT CONTRACTOR; NO CONFLICTS.

7.1 Fallon shall be deemed to be, and function as, an independent contractor, and not an employee of the Company, under this Agreement. The Company will not provide Fallon with any employee benefits or make any unemployment contributions on his behalf, nor will Fallon be entitled to any unemployment benefits or workers compensation insurance coverage. Fallon shall have no authority to act on the Company's behalf or to commit the Company to any course of conduct, and shall make no representation to the contrary to any person or entity not a party hereto.

7.2 Fallon represents and warrants to the Company that he is not a party to any agreement or understanding, oral or written, effective on the date first written above or applicable during the term of this Agreement, restricting or limiting his ability to observe and perform the terms and provisions hereof on his part to be observed and performed; and he will not become a party to any such agreement or understanding during while this Agreement is in effect without the Company's prior written consent.

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SECTION 8. CONFIRMATION OF CERTAIN UNDERSTANDINGS REGARDING THE FALLON
EMPLOYMENT AGREEMENT.

8.1 The Company and Fallon hereby confirm the following understandings and agreements regarding the Fallon Employment Agreement:

     (a) The determination of Fallon's bonus for fiscal year 2005, as provided in Section 3.2.2(i) of the Fallon Employment Agreement, is based upon the ratio of actual earnings before interest, taxes, depreciation and amortization ("EBITDA") to target annual EBITDA approved in the budget for fiscal year 2005 by the Company's Board of Directors. In determining EBITDA, the Company will determine "earnings" as "net income," in accordance with United States generally accepted accounting principles, consistently applied, without adjustments. For the avoidance of doubt, the Company intends to expense in fiscal year 2005 the aggregate amounts payable under Sections 1.1 and 6.1 of this Agreement. The bonus payable to Fallon pursuant to Section 3.2.2(i) of the Fallon Employment Agreement will not be less than $110,000.00. Fallon has earned the bonus set forth in Section 3.2.2(ii) of the Fallon Employment Agreement (which deals with compliance by the Company with the financial covenants set forth in its loan agreement with its principal lender), and the unpaid amount of such bonus will be paid in accordance with the Company's customary practices.

     (b) The terms of the restricted stock award described in Section 3.3 of the Fallon Employment Agreement are set forth in that certain Restricted Stock Award Agreement - 2004 Stock Incentive Plan (the "Award Agreement") between the Company and Fallon which relates to a grant of 75,000 restricted shares (the "Award Shares") of the Company's Common Stock. Pursuant to Sections 3(c) and 3(f) of the Award Agreement, all of the Award Shares failed to vest and are forfeited to the Company at no cost. In furtherance of the foregoing, Fallon irrevocably appoints either of Bruce MacDonald or American Stock Transfer & Trust Company, each acting singly and each with full power of substitution in the premises, as attorney to effect the transfer of the Award Shares to the treasury of the Company, and agrees to execute such other documents (including without limitation signature guarantees) in connection with the aforesaid transfer as either of them shall request.

     (c) The provisions and obligations set forth in Section 4.4 of the Fallon Employment Agreement, dealing with non-competition, survive Fallon's resignation. Said Section 4.4 is hereby amended to extend the period of non-competition from 12 months to 24 months and, as so amended, shall read in its entirety as follows:

          4.4 Non-Competition. During the Employment Term and for a period of 24 months thereafter, the Executive shall not, without the prior written permission of the Company, in the United States, its territories and possessions, directly or indirectly, (i) enter into the employ of or render any services to any person, firm or corporation engaged in any Competitive Business (as defined below); (ii) engage in any Competitive Business for his own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company or its affiliates while the Executive was employed by the Company; or (v) solicit, interfere with, or endeavor to entice away from the Company or its affiliates any of their customers or sources of supply. However, nothing in this Agreement shall preclude the Executive from investing his personal assets

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     in the securities of any Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than 4.9% of the publicly-traded equity securities of such competitor. "Competitive Business" shall mean any business or enterprise which (a) designs, sells, manufactures, markets and/or distributes spring or purified water products or still spring or purified water beverages in the home and office market, or (b) engages in any other business in which Company or its affiliates is involved at any time during the 12-month period immediately prior to the termination of the Executive's employment.

SECTION 9. RELEASE OF CLAIMS.

9.1 Reference is made to the voluntary termination by Fallon of his employment with the Company, effective at the close of business on November 1, 2005. In connection with such termination, and as a condition to the Company's obligation to pay or provide severance and other payments or benefits under this Agreement, Fallon irrevocably and unconditionally releases, acquits and forever discharges the Company, its affiliated and related corporations and entities, and each of their predecessors and successors, and each of their agents, directors, officers, trustees, attorneys, present and former employees, representatives, and related entities (collectively referred to as the "Released Entities") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, damages and expenses (including attorneys' fees and costs actually incurred) arising out of or in connection with his employment with or termination of employment from the Company, which Fallon now has, owns or holds, or claims to have, own or hold, or which at any time heretofore, had owned or held, or claimed to have owned or held, or which Fallon at any time hereafter may have, own or hold, or claim to have owned or held against the Released Entities, based upon, arising out of or in connection with his employment with or termination of employment from the Company up to the date of this Release, including but not limited to, claims or rights under any federal, state, or local statutory and/or common law in any way regulating or affecting the employment relationship, including but not limited to Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act and any other federal, state, local statutory and/or common law regulating or affecting the employment relationship. Fallon acknowledges and understands that he is waiving all of his possible claims arising out of or in connection with his employment with or termination of employment from the Company.

9.2 Fallon acknowledges that he has been provided at least twenty-one (21) days to consider whether to sign this Release, that he has been advised to consult with an attorney of his choosing concerning this Release, and that he has executed and delivered this release and waived any claims knowingly and willingly. Fallon may revoke this Release within seven (7) days after it is signed, and it shall not become effective or enforceable until such seven (7) day revocation period has expired. Such revocation shall not affect the enforceability by the Company against Fallon of any other provision of this Agreement.

SECTION 10. TERM.

10.1 Unless sooner terminated, the obligations of Fallon to provide Consulting Services shall terminate on the second anniversary of the date of this Agreement; the obligations of Fallon to provide Litigation Services shall terminate on the Litigation Termination Date; and the obligations of Fallon under Section 5 shall terminate on the later of (i) the fifth anniversary of the

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date of this Agreement or (ii) two years after the Litigation Termination Date.
This Agreement shall terminate at the option of the Company if, pursuant to
Section 9.2, Fallon revokes the Release set forth in Section 9.

SECTION 11. CONSTRUCTION OF AGREEMENT.

11.1. No waiver of any breach or default hereunder will be valid unless in a writing signed by the waiving party. No failure or other delay by any party exercising any right, power, or privilege hereunder will be or operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. No amendment or modification of this Agreement will be valid or binding unless in a writing signed by both Fallon and the Company.

11.2. All of Fallon's representations and warranties made in this Agreement and all terms and provisions hereof which by their terms are expressly required to be observed and performed by the Company or Fallon after the termination of this Agreement shall continue thereafter in full force and effect.

11.3. All notices provided for in this Agreement shall be in writing and shall be deemed to be given when delivered personally to the party to receive the same, when transmitted by electronic means or when mailed first class, postage prepaid by certified mail, return receipt requested, addressed to the party to receive the same at the applicable addresses set forth below or such other address as the party to receive the same shall have specified by written notice give in the manner provided for in this Section. All notices shall be deemed to have been given as of the date of personal delivery, transmittal or mailing thereof.

     (a) If to Fallon: Mr. Timothy Fallon, 411 Sarles Street, Mount Kisco, New York 10549.

     (b) If to the Company: Vermont Pure Holdings, Ltd., 1050 Buckingham Street, Watertown, Connecticut 06795, Attention: CEO, with a copy to: Dean F. Hanley, Esq., Foley Hoag LLP, 155 Seaport Boulevard, Boston, Massachusetts 02210.

11.4. This Agreement shall be binding upon and inure to the benefit of the Company's successors and assigns. If, prior to November 1, 2007, there is a transaction in which a majority of the voting stock of the Company, or all or substantially all of the Company's assets, are transferred to a third party that is not an affiliate of the Company, then all amounts payable to Fallon pursuant to Sections 1.1 and 6.1 of this Agreement ($250,000.00 in the aggregate) that have not been paid to Fallon shall be and become due and payable to him by the Company upon the closing of such transaction; provided, however, that in case such closing would occur prior to May 1, 2006, then, prior to such closing, the Company and Fallon will establish an escrow or similar arrangement pursuant to which Fallon will be paid the amounts due to him by reason of this Section 11.4 on or after May 1, 2006. The acceleration of such payments shall not affect Fallon's agreements hereunder. For the avoidance of doubt, severance payments accelerated as provided in this Section shall no longer be subject to Section 6.3(ii).

11.5. This Agreement is to be construed pursuant to the laws of the State of Delaware, without regard to the laws affecting choice of law.

11.6. Should any provision of this Agreement become legally unenforceable, no other provision

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of this Agreement shall be affected, and this Agreement shall continue as if the
Agreement had been executed absent the unenforceable provision.

11.7. This Agreement represents the full agreement between the Company and Fallon with respect to the subject matter hereof and the Company and Fallon have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein except for provisions of the Fallon Employment Agreement that survive the termination of Fallon's employment with the Company. Except for provisions of the Fallon Employment Agreement that survive the termination of Fallon's employment with the Company, this Agreement supersedes any and all other agreements, oral or written, that may define the relationship between Fallon and the Company or any affiliate of the Company, and all of such other agreements are hereby terminated, without liability to any party thereto. Nothing in this Agreement confers any rights or remedies on any person or entity or than the parties hereto.

11.8. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same agreement. In pleading or proving this Agreement, it will not be necessary to produce or account for more than one such counterpart.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Fallon has set his hand both as of the date and year first above mentioned.

                                        VERMONT PURE HOLDINGS, LTD.


                                        BY: /s/ PETER K. BAKER
                                            ------------------------------------
                                            PETER BAKER


                                            /s/ TIMOTHY G. FALLON
                                            ------------------------------------
                                            TIMOTHY G. FALLON